Exhibit 5.1

Boston Connecticut New Jersey New York Washington, DC

242 Trumbull Street

Hartford, CT 06103

[●], 2015

SBT Bancorp, Inc.

86 Hopmeadow Street

P.O. Box 248

Simsbury, Connecticut 06070

Ladies and Gentlemen:

We have acted as counsel for SBT Bancorp, Inc., a Connecticut corporation (the “Company”), in connection with the proposed public offering of up to [●] shares of common stock, no par value per share, of the Company (the “Shares”) pursuant to the Registration Statement on Form S-1 (File No. 333-206533) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 24, 2015, as amended (the “Registration Statement”), and the prospectus contained therein (the “Prospectus”). The Shares are to be issued and sold by the Company pursuant to an Underwriting Agreement, dated as of [●], 2015 (the “Underwriting Agreement”), between the Company and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters.

In connection therewith, we have examined (i) the Underwriting Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Company’s certificate of incorporation (as amended, restated or otherwise modified from time to time, the “Certificate of Incorporation”) and (iv) the Bylaws of the Company (as amended, restated or otherwise modified from time to time, the “Bylaws”). In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials.

SBT Bancorp, Inc.

[●], 2015

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and following (i) the execution and delivery of the Underwriting Agreement by the parties thereto, (ii) the effectiveness of the Registration Statement, (iii) the issuance of the Shares pursuant to the terms of the Underwriting Agreement and (iv) receipt by the Company of the consideration for the Shares specified in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions rendered herein are limited in all respects to the laws of the State of Connecticut and the federal laws of the United States. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

RMT/MTR